UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
July 31, 2019
Date of Report (Date of earliest event reported)

CRITEO S.A.
(Exact name of registrant as specified in its charter)

France	001-36153	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

32, rue Blanche	Paris	France	75009
(Address of principal executive offices)			(Zip Code)
+33 14 040 2290
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

ITEM 2.02	Results of Operations and Financial Condition

On July 31, 2019, Criteo S.A. (the “Company”) issued a press release and will hold a conference call regarding its financial results for the quarter ended June 30, 2019. A copy of the press release is furnished as Exhibit 99.1 to this report.

The information furnished with this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

The Company is making reference to non-GAAP financial information in both the press release and the conference call. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is contained in the attached Exhibit 99.1 press release.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Departure of Directors or Certain Officers

Effective July 26, 2019, Criteo S.A. (the “Company”) and Mr. Dan Teodosiu, the Company’s Chief Technology Officer, mutually agreed that Mr. Teodosiu would step down from his role as Chief Technology Officer and separate from employment as of September 30th, 2019 (the “Separation Date”).

(e)        Compensatory Arrangements of Certain Officers

Effective July 26, 2019, the Company entered into a mutual agreement with Mr. Dan Teodosiu, pursuant to which Mr. Teodosiu will remain employed as a non-executive employee with the Company during a garden leave period commencing on August 16, 2019 and ending on September 30, 2019 (the “Garden Leave Period”) under the conditions provided for in the French Labor Code and the collective bargaining agreement applicable to Mr. Teodosiu, and Mr. Teodosiu’s employment with the Company will terminate on the Separation Date.

Pursuant to the mutual agreement, during the Garden Leave Period, Mr. Teodosiu will, subject to applicable withholding taxes (i) continue to receive his current base salary; (ii) remain eligible to participate in the Company’s standard employee benefit plans; and (iii) continue to vest in outstanding long-term incentive awards in accordance with the applicable plan documents and agreements, provided that Mr. Teodosiu will not be eligible for any new long-term incentive grant in 2019 or thereafter. On the Separation Date, the mutual agreement provides that Mr. Teodosiu will become entitled to receive (i) a legal and mutual agreement indemnity equal to €184,350 ($208,297.99 based on the Euro/U.S.$ exchange rate of 1.13 as of June 30, 2019), as required pursuant to French law, and (ii) acceleration of a previously agreed upon retention bonus equal to €200,000 ($225,981 based on the Euro/U.S.$ exchange rate of 1.13 as of June 30, 2019).

ITEM 8.01	Other Events

Criteo today announces that the Board of Directors has authorized a share repurchase program of up to $80 million of the Company’s outstanding American Depositary Shares.

This program relies primarily upon the authorization provided by shareholders at the Company's 2019 Annual General Meeting, and as such the Company intends to use repurchased shares to satisfy employee equity plan vesting in lieu of issuing new shares, and potentially in connection with M&A transactions.

The authorization is effective immediately and remains in effect until May 15, 2020. Under the terms of the approved program, the stock purchases may be made from time to time on the NASDAQ Global Select Market in compliance with applicable state and federal securities laws (including the requirements of Securities and Exchange Commission (“SEC”) Rule 10b-18) and applicable provisions of French corporate law. The timing and amounts of any purchases will be based on market conditions and other factors including price, regulatory requirements and capital availability, as determined by Criteo’s management team and within the limits set by the shareholders’ authorization. The program does not require the purchase of any minimum number of shares and may be suspended, modified or discontinued at any time without prior notice.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press release dated July 31, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Criteo S.A.

Date: July 31, 2019	By:	/s/ Benoit Fouilland
	Name:	Benoit Fouilland
	Title:	Chief Financial Officer